Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF PERRIGO COMPANY PLC

On September 8, 2021, Perrigo Company PLC (“Perrigo” or the “Company”) announced its intention to acquire Héra SAS (“Héra”), a leading global consumer self-care company, from funds affiliated with private equity firm Astorg and Goldman Sachs Asset Management (the “Proposed Acquisition”) in an all-cash transaction. Per the Securities Sale Agreement (the “Acquisition Agreement”), Perrigo will acquire the entire share capital of Héra for an aggregate estimated purchase price of approximately $2.1 billion, subject to certain adjustments set forth in the Acquisition Agreement. This includes the acquisition of HRA NewCo S.à.r.l., Héra Manco 1, Héra Manco 2, and Héra Manco 3 (collectively referred to as the “Holding Entities”) securities. Additionally, as part of the acquisition, Perrigo will fund the repurchase of Héra’s convertible bonds. In connection with the Proposed Acquisition, the Company expects to obtain or otherwise incur approximately $1,600 million of new financing, comprising a $300 million 5-year term loan A, an $800 million 7-year term loan B, and $500 million of additional unsecured debt (collectively, the “New Financing”), the proceeds of which, together with cash on hand, will be used to finance the Proposed Acquisition and to refinance certain existing indebtedness of the Parent and its subsidiaries (the “Proposed Refinancing”). In addition, in connection with the Proposed Refinancing, the Company also expects to replace its existing revolving credit facility with a new $1,000 million five-year revolving credit facility (the “New Revolving Credit Facility”). The Proposed Acquisition, the New Financing, the Proposed Refinancing and entering into the New Revolving Credit Facility are collectively referred to as the “Pro Forma Transactions.”

The following unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), and gives effect to the Pro Forma Transactions, inclusive of:

•	the conversion of Héra’s historical financial statements from Euros to U.S. Dollars;

•

the preliminary conversion of Héra’s historical financial statements prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) to U.S. Generally Accepted Accounting Principles (“GAAP”);

•	certain reclassifications to conform Héra’s historical financial statement presentation to Perrigo’s presentation;

•

application of the acquisition method of accounting under the provisions of ASC 805, and to reflect the aggregate offer consideration of approximately $2.1 billion in exchange for 100% of Héra’s share capital;

•	proceeds and uses of the New Financing arrangements that are expected to be entered into in connection with the Proposed Acquisition and the Proposed Refinancing; and

•	transaction costs in connection with the Proposed Acquisition.

The following unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with (i) the historical consolidated financial statements of Perrigo and the related notes included in Perrigo’s Annual Report on Form 10-K for the year ended December 31, 2021 which was filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, and (ii) the audited consolidated financial statements of Héra and the related notes as of and for the year ended December 31, 2021 included in this Current Report on Form 8-K. The Holding Entities have no material assets or results of operations; therefore, the Holding Entities’ historical financial information is not included in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Pro Forma Transactions as if they occurred or had become effective on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 gives effect to the Pro Forma Transactions as if they occurred or had become effective on January 1, 2021. Further information about this basis of presentation is provided in Note 1.

The unaudited pro forma condensed combined financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the Company’s actual results of operations or financial position would have been had the Pro Forma Transactions been completed on the dates indicated, nor are they necessarily indicative of the Company’s future results of operations or financial position as of any future date or for any future period. Future results may vary significantly from the results reflected due to various factors, including those discussed in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma condensed combined financial information which management believes are reasonable under the circumstances. Actual results are likely to differ from these assumptions and these differences may be material. In addition, the unaudited pro forma combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the Proposed Acquisition or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements. However, there can be no assurance that any of the expected cost savings, operating synergies or revenue enhancements, or other benefits of the Proposed Acquisition expected by management, will be achieved.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. Perrigo has been treated as the acquirer in the Proposed Acquisition for accounting purposes.

Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Definitive allocations will be performed and finalized by the Company, where necessary with the services of outside valuation specialists. Accordingly, the purchase price allocation and amortization adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Management expects to finalize accounting for the business combination as soon as practicable after closing of the Proposed Acquisition, but in no event later than one year from closing.

Perrigo Company PLC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of 12/31/2021

(In millions)

		Héra SAS					Transaction Accounting Adjustments
	Historical Perrigo Company PLC	Historical U.S. Dollars (IFRS)[1]	Pro Forma Conversion Adjustments (Note 3)			Pro Forma (U.S. GAAP)	Financing & Re-Financing Adjustments (Note 4)[2]	Acquisition Adjustments (Note 6)			Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$1,864.9	$46.2	$—			$46.2	$564.1	$(2,168.8)	a	)	$306.4
Accounts receivable, net	652.9	63.0				63.0					715.9
Inventories	1,020.2	25.8				25.8		17.8	b	)	1,063.8
Prepaid expenses and other current assets	305.8	25.1				25.1		3.8	g	)	334.7
Current assets held for sale	16.1	—				—					16.1

Total current assets	3,859.9	160.1	—			160.1	564.1	(2,147.2)			2,436.9
Property, plant and equipment, net	864.1	3.8				3.8					867.9
Operating lease assets	166.9	9.9	0.8	a	)	10.7					177.6
Goodwill and indefinite-lived intangible assets	3,004.7	602.2				602.2		286.0	c	), e)	3,892.9
Definite-lived intangible assets, net	2,146.1	585.1	(42.7)	b	)	542.4		921.7	d	)	3,610.2
Deferred income taxes	6.5	0.5	(0.1)	c	)	0.4					6.9
Other non-current assets	377.5	0.9				0.9	1.4				379.8

Total non-current assets	6,565.8	1,202.4	(42.0)			1,160.4	1.4	1,207.7			8,935.3

Total assets	10,425.7	1,362.5	(42.0)			1,320.5	565.5	(939.5)			11,372.2

Liabilities and Shareholders’ Equity
Accounts payable	411.2	41.5				41.5					452.7
Payroll and related taxes	118.5	11.6				11.6					130.1
Accrued customer programs	125.6	—				—					125.6
Other accrued liabilities	279.4	21.7	(0.1)	a	)	21.6					301.0
Accrued income taxes	16.5	0.7				0.7		(4.0)	g	)	13.2
Current indebtedness	603.8	—				—	(600.0)				3.8
Current liabilities held for sale	32.9	—				—					32.9

Total current liabilities	1,587.9	75.5	(0.1)			75.4	(600.0)	(4.0)			1,059.3

Long-term debt, less current portion	2,916.7	958.3				958.3	1,178.4	(958.3)	f	)	4,095.1
Deferred income taxes	239.3	110.7	(10.9)	c	)	99.8		249.8	g	)	588.9
Other non-current liabilities	530.1	11.9	(0.3)	a	)	11.6					541.7

Total non-current liabilities	3,686.1	1,080.9	(11.2)			1,069.7	1,178.4	(708.5)			5,225.7

Total liabilities	5,274.0	1,156.4	(11.3)			1,145.1	578.4	(712.5)			6,285.0

Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—				—		—			—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	7,043.2	404.6				404.6		(404.6)	h	)	7,043.2
Accumulated other comprehensive income	35.5	0.6				0.6		(0.6)	h	)	35.5
Retained earnings (accumulated deficit)	(1,927.0)	(199.2)	(30.7)	a	), b), c)	(229.9)	(12.9)	178.2	h	)	(1,991.6)
Non-controlling interests	—	0.1				0.1		—	h	)	0.1

Total shareholders’ equity	5,151.7	206.1	(30.7)			175.4	(12.9)	(227.0)			5,087.2

Total liabilities and shareholders’ equity	10,425.7	1,362.5	(42.0)			1,320.5	565.5	(939.5)			11,372.2

1)	Reflects mapping and reclassification adjustments to conform to Perrigo presentation. Refer to Note 2 for further detail.
2)	Refer to Note 4 for further detail on the pro forma financing & re-financing transaction accounting adjustments.

Perrigo Company PLC

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(In millions, except per share data)

		Héra SAS					Transaction Accounting Adjustments
	Historical Perrigo Company PLC	Historical U.S. Dollars (IFRS)[1]	Pro Forma Conversion Adjustments (Note 3)			Pro Forma (U.S. GAAP)	Financing & Re-Financing Adjustments (Note 4)[2]	Acquisition Adjustments (Note 7)			Pro Forma Condensed Combined
Net sales	$4,138.7	$303.4	$—			$303.4		$—			$4,442.1
Cost of sales	2,722.5	86.2				86.2		17.8	a	)	2,826.5

Gross profit	1,416.2	217.2	—			217.2	—	(17.8)			1,615.6

Operating expenses:
Distribution	93.0	—				—					93.0
Research and development	122.0	14.2	12.2	b	)	26.4					148.4
Selling	536.4	90.4				90.4					626.8
Administration	482.0	41.7	0.4	a	)	42.1		69.9	b	)	594.0
Impairment charges	173.1	—				—					173.1
Restructuring	16.9	—				—					16.9
Other operating expense (income)	(417.6)	(0.3)				(0.3)		59.5	c	)	(358.4)

Total operating expenses	1,005.8	146.0	12.6			158.6	—	129.4			1,293.8

Operating income	410.4	71.2	(12.6)			58.6	—	(147.2)			321.8

Change in financial assets	—	1.4				1.4		—			1.4
Interest expense, net	125.0	66.3	(0.2)	a	)	66.1	48.8	(66.1)	d	)	173.8
Other (income) expense, net	26.7	3.9				3.9					30.6
Loss on extinguishment of debt	—	—				—	12.9				12.9

Income from continuing operations before income taxes	258.7	(0.4)	(12.4)			(12.8)	(61.7)	(81.1)			103.1
Income tax expense	389.6	3.4	(3.4)	c	)	—	(2.7)	(15.1)	e	)	371.8

Net income (loss) from continuing operations	(130.9)	(3.8)	(9.0)			(12.8)	(59.0)	(66.0)			(268.7)

Non-controlling interests	—	0.1				0.1		—			0.1

Net income (loss) attributable to Perrigo Company PLC	(130.9)	(3.7)	(9.0)			(12.7)	(59.0)	(66.0)			(268.6)

Earnings (loss) per share
Basic	(0.98)								f	)	(2.01)
Diluted	(0.98)								f	)	(2.01)
Weighted-average shares outstanding
Basic	133.6										133.6
Diluted	133.6										133.6

1)	Reflects mapping and reclassification adjustments to conform to Perrigo presentation. Refer to Note 2 for further detail.
2)	Refer to Note 4 for further detail on the pro forma financing & re-financing transaction accounting adjustments.

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared by Perrigo in connection with the Proposed Acquisition and the Proposed Refinancing.

Perrigo’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars. Héra’s historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in Euros. There were no material transactions nor any balances between Perrigo and Héra as of and for the year ended December 31, 2021. As discussed in Note 2, the historical Héra financial statements have been converted from Euros to U.S. Dollars, and certain reclassifications were made to align Héra’s financial statement presentation with that of Perrigo based on a preliminary analysis. This exercise and the resulting adjustments were based on a preliminary analysis and are subject to change pending a final review.

Refer to the table below for the exchange rates used throughout the unaudited pro forma condensed combined financial information. Héra’s historical financial statements and reclassification adjustments were translated from Euros to U.S. Dollars using the period-end rate for the unaudited pro forma condensed combined balance sheet and a historical average rate during the period presented for the unaudited pro forma condensed combined statement of operations.

		U.S. Dollars/Euro
Year ended December 31, 2021	Average spot rate	1.1829
As of December 31, 2021	Period-end spot rate	1.1371

As stated above, the accompanying unaudited pro forma combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. ASC 820, “Fair Value Measurement” (“ASC 820”) defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. For pro forma purposes, the fair value of Héra’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria is not met, no asset or liability would be recognized.

Héra’s historical financial statements have been converted from IFRS to U.S. GAAP to align Héra’s financial statement presentation with that of Perrigo. Based on additional preliminary analysis, management is not aware of any other material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the consummation of the Proposed Acquisition, Perrigo will conduct a more detailed review of Héra’s accounting policies in an effort to determine if differences in accounting policies require further adjustment of Héra’s results of operations or adjustment of assets or liabilities to conform to Perrigo’s accounting policies and classifications. As a result, Perrigo may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. Management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes.

2. Historical Héra Financial Information Reclassifications

As part of preparing the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Héra’s financial information to identify any differences in financial statement presentation as compared to the presentation of the Company.

Refer to the table below for a summary of the identified reclassification adjustments to present Héra’s condensed consolidated financial position as of December 31, 2021 to conform presentation to that of Perrigo’s.

Héra SAS Historical Financial Position Line Items	Perrigo Company PLC Historical Consolidated Balance Sheet Line Items	Héra SAS Historical Financial Position (Euro)	Reclassification		Héra SAS Adjusted Historical Financial Position (Unaudited) (Euro)	Héra SAS Adjusted Historical Financial Position (Unaudited) (USD)
(in millions)
Cash and cash equivalents	Cash and cash equivalents	€40.6	€—		€40.6	$46.2
Other receivables		11.1	(11.1)	a), b)	—	—
Trade and other receivables		53.6	(53.6)	a)	—	—
	Accounts receivable, net	—	55.4	a)	55.4	63.0
Stocks and work in progress	Inventories	22.7	—		22.7	25.8
Current tax assets		10.2	(10.2)	b)	—	—
Derivative asset instruments - Current portion		0.1	(0.1)	b)	—	—
Financial assets - Current portion		—	—	b)	—	—
Prepayments		2.6	(2.6)	b)	—	—
	Prepaid expenses and other current assets	—	22.1	b)	22.1	25.1
Tangible assets	Property, plant and equipment, net	3.3	—		3.3	3.8
Usage rights under leasing contracts	Operating lease assets	8.7	—		8.7	9.9
Goodwill	Goodwill and indefinite-lived intangible assets	529.6	—		529.6	602.2
Intangible assets	Definite-lived intangible assets, net	514.5	—		514.5	585.1
Deferred taxes - Assets	Deferred income taxes - asset	30.6	(30.2)	f)	0.4	0.5
Financial assets - Non-current portion	Other non-current assets	0.8	—		0.8	0.9
Trade and other payables		33.2	(33.2)	c)	—	—
	Accounts payable		36.5	c)	36.5	41.5
Other debts - Current portion		28.4	(28.4)	c), d), e)	—	—
	Payroll and related taxes	—	10.2	d)	10.2	11.6
	Accrued customer programs	—	—		—	—
Deferred income - Current portion		0.1	(0.1)	e)	—	—
Derivative liability instruments - Current portion		1.0	(1.0)	e)	—	—
Provisions - Current portion		0.8	(0.8)	e)	—	—
Leasing debts - Current portion		2.3	(2.3)	e)	—	—
	Other accrued liabilities	—	19.1	e)	19.1	21.7
Current tax liabilities	Accrued income taxes	0.6	—		0.6	0.7
Borrowings and financial debts - Current portion		—	—		—	—
	Current indebtedness	—	—		—	—
Borrowings and financial debts - Non-current portion	Long-term debt, less current portion	842.7	—		842.7	958.3
Deferred taxes - Liabilities	Deferred income taxes - liability	127.5	(30.2)	f)	97.3	110.7
Provisions for employee benefits		2.4	(2.4)	g)	—	—
Leasing debts - Non-current portion		7.4	(7.4)	g)	—	—

Deferred income - Non-current portion		0.7	(0.7)	g	)	—	—
	Other non-current liabilities	—	10.5	g	)	10.5	11.9
Share capital		35.9	(35.9)	h	)	—	—
Share premium		319.9	(319.9)	h	)	—	—
	Ordinary shares, €0.001 par value per share, 10,000 shares authorized		355.8	h	)	355.8	404.6
Consolidated reserves - Group share		(171.6)	171.6	i), j)		—	—
	Accumulated other comprehensive income		0.5	i	)	0.5	0.6
Profit or loss for the financial year - Group share		(3.2)	3.2	j	)	—	—
	Retained earnings (accumulated deficit)	—	(175.3)	j	)	(175.3)	(199.2)
Non-controlling interests	Non-controlling interests	0.1	—			0.1	0.1

Tickmark Legend:

a)

Represents a €1.8 million reclassification of Other receivables and €53.6 million reclassification of Trade and other receivables to Accounts receivable, net in order to conform to Perrigo’s presentation.

b)

Represents a €9.2 million reclassification of Other receivables, €10.2 million reclassification of Current tax assets, €0.1 million reclassification of Derivative asset instruments - Current portion, and €2.6 million reclassification of Prepayments to Prepaid expenses and other current assets in order to conform to Perrigo’s presentation.

c)

Represents a €33.2 million reclassification of Trade and other payables and €3.3 million reclassification of Other debts—Current portion to Accounts payable in order to conform to Perrigo’s presentation.

d)	Represents a €10.2 million reclassification of Other debts - Current portion to Payroll and related taxes in order to conform to Perrigo’s presentation.

e)

Represents a €14.9 million reclassification of Other debts - Current portion, €0.1 million reclassification of Deferred income - Current portion, €1.0 million reclassification of Derivative liability instruments - Current portion, €0.8 million reclassification of Provisions - Current portion, and €2.3 million reclassification of Leasing debts - Current portion to Other accrued liabilities in order to conform to Perrigo’s presentation.

f)	Represents a €30.2 million reclassification of Deferred taxes - Assets to Deferred taxes - Liabilities for jurisdictional netting in order to conform to Perrigo’s presentation.

g)

Represents a €2.4 million reclassification of Provisions for employee benefits, €7.4 million reclassification of Leasing debts - Non-current portion, and €0.7 million reclassification of Deferred income - Non-current portion to Other non-current liabilities in order to conform to Perrigo’s presentation.

h)	Represents a €35.9 million reclassification of Share capital and a €319.9 million reclassification of Share premium to Ordinary shares in order to conform to Perrigo’s presentation.

i)	Represents a €0.5 million reclassification of Consolidated reserves - Group share to Accumulated other comprehensive income in order to conform to Perrigo’s presentation.

j)

Represents a €172.1 million reclassification of Consolidated reserves - Group share and €3.2 million reclassification of Profit or loss for the financial year - Group share to Retained earnings (accumulated deficit) in order to conform to Perrigo’s presentation.

Refer to the table below for a summary of the identified reclassification adjustments to present Héra’s condensed consolidated statement of profit and loss for the year ended December 31, 2021 to conform presentation to that of Perrigo’s.

Héra SAS Historical Statement of Profit and Loss Line Items	Perrigo Company PLC Historical Combined Statement of Operations Line Items	Héra SAS Historical Statement of Profit and Loss (Euro)	Reclassification		Héra SAS Adjusted Historical Statement of Profit and Loss (Unaudited) (Euro)	Héra SAS Adjusted Historical Statement of Profit and Loss (Unaudited) (USD)
(in millions)
Turnover		€255.9	€(255.9)	k)	€—	$—
Other income from operations		0.6	(0.6)	k)	—	—
	Net sales	—	256.5	k)	256.5	303.4
Costs of sales		73.7	(73.7)	l), n), o)	—	—
	Cost of sales	—	72.9	l)	72.9	86.2
	Other operating expense (income)	—	(0.3)	m)	(0.3)	(0.3)
Marketing and sales costs		77.8	(77.8)	l), n), o)	—	—
	Selling	—	76.4	o)	76.4	90.4
General and administrative costs		33.9	(33.9)	n), m), p)	—	—
	Administration	—	35.2	p)	35.2	41.7
Research and development costs		9.1	(9.1)	m), n)	—	—
	Research and development	—	12.0	n)	12.0	14.2
Other operating (expenses) / revenues		0.3	(0.3)	m), p)	—	—
Other non-current expenses		4.7	(4.7)	l), m), q)	—	—
Other non-current income		0.1	(0.1)	q)	—	—
Financial revenues		2.2	(2.2)	q)	—	—
Financial expenses		59.6	(59.6)	q), r), s)	—	—
	Interest expense, net	—	56.1	r)	56.1	66.3
	Change in financial assets	—	1.2	s)	1.2	1.4
	Other (income) expense, net	—	3.3	q)	3.3	3.9
Income / (expenses) from taxation	Income tax expense	2.9	—		2.9	3.4
Non-controlling interests	Non-controlling interests	0.1	—		0.1	0.1

Tickmark Legend:

k)	Represents a €255.9 million reclassification of Turnover and €0.6 million reclassification of Other income from operations to Net sales to conform to Perrigo’s presentation.

l)

Represents a €72.5 million reclassification of Héra Costs of sales, €0.2 million reclassification of Marketing and sales costs, and €0.1 million reclassification of Other non-current expenses to Perrigo Cost of sales to conform to Perrigo’s presentation.

m)

Represents a €1.0 million reclassification of General and administrative costs, €0.5 million reclassification of Research and development costs, €2.0 million reclassification of Héra Other operating (expenses) / revenues, and €1.2 million reclassification of Other non-current expenses to Perrigo Other operating expense (income) to conform to Perrigo’s presentation.

n)

Represents a €0.2 million reclassification of Costs of sales, €2.1 million reclassification of Marketing and sales costs, €0.1 million reclassification of General and administrative costs, and €9.6 million reclassification of Héra Research and development costs to Perrigo Research and development to conform to Perrigo’s presentation.

o)	Represents a €1.0 million reclassification of Costs of sales and €75.4 million reclassification of Marketing and sales costs to Selling to conform to Perrigo’s presentation.

p)

Represents a €32.8 million reclassification of General and administrative costs and €2.4 million reclassification of Other operating (expenses) / revenues to Administration to conform to Perrigo presentation.

q)

Represents a €3.4 million reclassification of Other non-current expenses, €0.1 million reclassification of Other non-current income, €2.2 million reclassification of Financial revenues, and €2.3 million reclassification of Financial expenses to Other (income) expenses, net to conform to Perrigo’s presentation.

r)	Represents a €56.1 million reclassification of Financial expenses to Interest expense, net to conform with Perrigo’s presentation.

s)	Represents a €1.2 million reclassification of Financial expenses to Change in financial assets to conform with Perrigo’s presentation.

3. IFRS to U.S. GAAP Conversion adjustments

Héra’s historical consolidated financial position as of December 31, 2021 and statement of profit and loss for the year ended December 31, 2021 have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Héra’s financial information to identify differences between IFRS and U.S. GAAP, and differences in accounting policies compared to those of Perrigo. The Company’s assessment is ongoing; however, at the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments made herein, the Company is not aware of any other material differences. Management will conduct a further review of Héra’s financial information in an effort to determine if additional differences exist between IFRS and U.S. GAAP or if additional differences in accounting policies require adjustment to or reclassification of Héra’s results to conform to Perrigo’s accounting policies and classifications as required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Adjustments are initially calculated in Euros and translated to U.S. Dollars based on the exchange rates detailed in Note 1. Refer to the table below for a summary of IFRS to US GAAP conversion adjustments and associated tax adjustments made to present Héra’s consolidated financial position as of December 31, 2021, on a basis consistent with that of Perrigo’s consolidated balance sheet:

Financial Position As of December 31, 2021	(a)	(b)	(c)	Pro Forma Conversion Adjustments
Operating lease assets	0.8	—	—	0.8
Definite-lived intangible assets, net	—	(42.7)	—	(42.7)
Deferred income taxes - asset	—	—	(0.1)	(0.1)
Other accrued liabilities	(0.1)	—	—	(0.1)
Other non-current liabilities	(0.3)	—	—	(0.3)
Deferred income taxes - liability	—	—	(10.9)	(10.9)
Retained earnings (accumulated deficit)	1.2	(42.7)	10.8	(30.7)

Refer to the table below for a summary of IFRS to US GAAP conversion adjustments and associated tax adjustments made to present Héra’s condensed consolidated statement of profit and loss for the year ended December 31, 2021, on a basis consistent with that of Perrigo’s consolidated statement of operations:

Statement of Profit and Loss For the year ended December 31, 2021	(a)	(b)	(c)	Pro Forma Conversion Adjustments
Research and development	—	12.2	—	12.2
Administration	0.4	—	—	0.4
Interest expense, net	(0.2)	—	—	(0.2)
Income tax expense	—	—	(3.4)	(3.4)

Tickmark Legend:

a)

Represents an adjustment to Héra’s lease arrangements to classify leases as operating leases under U.S. GAAP by adjusting the right-of-use assets, lease liabilities, and related depreciation and interest expense recognized. Under IFRS all leases were accounted for as finance leases. The pro forma impact to Héra’s condensed consolidated financial position resulted in an increase to the right-of-use assets, presented in Operating lease assets, of $0.8 million and a decrease in lease liabilities, presented in Other accrued liabilities and Other non-current liabilities, of $0.1 million and $0.3 million, respectively. The income statement is adjusted to reflect straight line rent expense by an increase of $0.4 million to the historical amortization of the right-of-use asset recorded in Administration and a decrease of $0.2 million of historical interest expense resulting from finance leases which is not recognized for operating leases.

b)

Represents an adjustment to reduce Héra’s capitalized development and marketing authorization costs, which are capitalized under IFRS when certain criteria are met. Under U.S. GAAP research and development costs are generally expensed as incurred. The pro forma impact to Héra’s condensed consolidated financial position is a reduction of capitalized development costs of $42.7 million. The net impact to Héra’s pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2021, includes a $12.2 million net increase to research and development expenses for costs incurred during the year ended December 31, 2021, offset by historical amortization expense related to capitalized costs.

c)

Represents an adjustment for the income tax impact of the conversion adjustments using an estimated rate of 25.83%. The pro forma impact to Héra’s condensed consolidated financial position resulted in a decrease to deferred income tax assets and $0.1 million and a decrease to deferred income tax liabilities of $10.9 million, respectively. The net impact to Héra’s pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2021, is a decrease to income tax expense of $3.4 million.

4. New Financing and Proposed Refinancing

Acquisition consideration

The Acquisition Agreement provides for purchase consideration of €959 million in cash, subject to additional amounts of interest, estimated to be €66 million, and conditional fees. Perrigo also will acquire Héra’s convertible bonds for an estimated purchase price of €343 million, including accrued interest, and repay Héra’s existing third-party indebtedness, which is estimated to be €486.8 million.

Substantially concurrently with the consummation of the Proposed Acquisition, Perrigo is expected to refinance outstanding indebtedness under its existing term loan and revolving credit facility, as well as under certain notes scheduled to mature in 2023. These debt instruments are expected to be replaced with the New Financing, comprising a $300 million 5-year term loan A, an $800 million 7-year term loan B, and $500 million of additional unsecured debt, as well as the New Revolving Credit Facility.

Use of proceeds

The Company intends to use the net proceeds of the New Financing, as well as cash on hand, to finance the Proposed Acquisition and the Proposed Refinancing and pay related fees and expenses. The Company expects to use future borrowings under the New Revolving Credit Facility for ongoing working capital and general corporate purposes.

Pro forma adjustments

The pro forma adjustments have been calculated assuming a weighted average interest rate on the New Financing of 3.9% and a weighted average life of 6.9 years. In addition, the Company expects to incur debt issuance costs of $50.3 million that will be capitalized, $48.1 million of which is related to the New Financing and $2.2 million of which is related to the New Revolving Credit Facility. The deferred debt issuance costs related to the New Financing are presented as a direct deduction from the face amount of the debt, while the deferred debt issuance costs related to the New Revolving Credit Facility are classified as Other non-current assets, net. The deferred debt issuance costs will be amortized on a straight-line basis over the life of the debt and recorded in interest expense.

A 0.125% increase or decrease in the weighted average interest rates on the New Financing would result in an increase or decrease of $2.0 million in interest expense for the year ended December 31, 2021.

The pro forma condensed combined statement of operations reflects an adjustment to Interest expense, net of $48.8 million and an adjustment to Loss on extinguishment of debt of $12.9 million related to the New Financing and the Proposed Refinancing.

The proposed refinancing of the existing term loan and notes has been treated as a debt extinguishment due to the assumption that the lending group and the corresponding debt amounts will be substantially different. The refinancing of the existing revolving credit facility has been treated as a modification except for the lenders expected to exit the facility. This analysis is subject to change based on the facts and circumstances at the date the Proposed Refinancing occurs. A portion of the existing notes are denominated in Euro and, therefore, the actual amounts paid to refinance these notes will be impacted by the Euro to USD exchange rate at the time of the refinancing.

5. Preliminary purchase price allocation

The Acquisition Agreement provides for purchase consideration of €958.8 million in cash, subject to additional amounts of interest and conditional fees. Perrigo will also acquire Héra’s convertible bonds. Refer to the table below for the preliminary calculation of consideration to be transferred under the Proposed Acquisition:

Preliminary calculation of estimated purchase consideration (in millions)	Note		Amount
Initial cash purchase price	(i	)	€1,024.7
Estimated purchase price of Héra convertible bonds (including accrued interest)	(ii	)	343.4
Estimated repayment of Héra existing indebtedness and shareholder receivable	(iii	)	486.8

Preliminary fair value of estimated total purchase consideration in Euros			1,854.9
Foreign exchange rate	(iv	)	1.1371

Preliminary fair value of estimated total purchase consideration in USD			$2,109.3

(i)	Reflects the base purchase price of €958,750,000, plus estimated adjustments, including an estimated €66.0 million in interest for the period through the completion date.
(ii)	Reflects the outstanding amount of Héra’s convertible bonds €212.9 million, plus certain adjustments for compounded and accrued interest.
(iii)	Reflects the Héra’s existing indebtedness and shareholder loans that Perrigo will settle at closing.
(iv)	Exchange ratio used is the Euro to USD period-end spot rate as of December 31, 2021.

As stated above, the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with Perrigo as the accounting acquirer. Accordingly, consideration to be paid by the Company to complete the Proposed Acquisition has been assigned to identifiable assets and liabilities of Héra based on estimated fair values as of the most recent year end of December 31, 2021. Management’s assignment of the consideration, shown in the table below, was based on preliminary estimates of the fair value of tangible and intangible assets acquired and liabilities assumed. The estimates and underlying assumptions, some of which cannot be finalized until the closing of the Proposed Acquisition, will be revised as additional information becomes available and those changes could be significant. Management expects to finalize accounting for the Proposed Acquisition as soon as practicable after closing of the Proposed Acquisition, but in no event later than one year from closing (in accordance with ASC 805). Prior to the end of the measurement period, if information becomes available that requires material adjustment to the purchase price assignment, such adjustments will be included prospectively.

Description (in millions)	Amount
Current Assets, excluding inventories and Prepaid expenses and other current assets	$134.3
Inventories	43.6
Property, plant and equipment, net and Operating lease assets	14.5
Definite-lived intangible assets	1,464.1
Goodwill and indefinite-lived intangible assets	888.2
Other non-current assets	0.9
Deferred tax liability	349.2
Total current liabilities	75.4
Other non-current liabilities	11.6
Non-controlling interests	0.1

Total purchase price	$2,109.3

Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Proposed Acquisition due to differences in the allocation of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.

6. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined balance sheet:

a)	Changes in pro forma Cash and cash equivalents balance is calculated as follows:

Description (in millions)	Note		Amount
Purchase price	(i	)	$2,109.3
One-time transaction costs	(ii	)	49.1
Insurance for representations and warranties			10.4

Pro forma adjustment to Cash and cash equivalents			$(2,168.8)

(i)	Purchase price consideration detailed in table above.
(ii)	One-time transaction costs include a success fee, accounting, tax and audit services, legal services, and consulting services.

b)

Reflects an adjustment to Inventories based on a preliminary fair value assessment. The estimated fair value of inventory acquired is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for inventory acquired may differ from the preliminary determination, and such differences could be material.

Description (in millions)	Note		Amount
Fair value determination of inventory acquired	(i	)	$43.6
Removal of Héra’s historical inventory			(25.8)

Pro forma adjustment to Inventories			$17.8

(i)	Preliminary fair values for inventory were determined based on the comparative sales valuation methodology.

c)	Reflects a preliminary estimate of fair value of Héra’s net assets to be acquired, and the corresponding adjustment to Goodwill:

Description (in millions)	Note		Amount
Purchase price consideration			$2,109.3
Héra’s net assets to be acquired:
Total current assets, excluding inventories			134.3
Inventories			43.6
Property, plant and equipment, net and Operating lease assets			14.5
Intangible assets, net	(i	)	1,507.3
Other non-current assets			0.9
Current liabilities			(75.4)
Deferred income taxes			(349.2)
Other non-current liabilities			(11.6)
Non-controlling interests			(0.1)

Less: Net assets acquired			(1,264.3)

Goodwill	(ii	)	845.0
Less: Héra Historical Goodwill			(602.2)

Pro forma adjustment to Goodwill and indefinite-lived intangible assets	(ii	)	$242.8

(i)	Intangible assets, net represents the balance of both the definite-lived intangible assets and indefinite-lived intangible assets acquired based on preliminary estimates of fair value.
(ii)

Goodwill represents the excess of the purchase price of an acquired business over the fair value of assets acquired and liabilities assumed. Goodwill will not be amortized but instead tested for impairment at least annually (or more frequently if indicators of impairment arise). In the event management determines that goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

d)

Reflects an adjustment to Definite-lived intangible assets-net based on a preliminary fair value assessment. The estimated fair value of intangible assets is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from the preliminary determination, and such differences could be material.

Description (in millions)	Note		Amount
Fair value determination of definite-lived intangible assets acquired	(i	)	$1,464.1
Removal of Héra’s historical intangible assets			(542.4)

Pro forma adjustment to Definite-lived intangible assets, net			$921.7

(i)

The definite-lived intangible assets identified were trademarks & tradenames, patents and customer relationships. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. Héra’s trademarks & tradenames, certain patents, and customer relationships were valued using the multiperiod excess earnings method (MPEEM), which is a variation on discounted cash-flow analysis that isolates cash flows associated with a single intangible asset, rather than focusing on the whole entity, and discounts them to present value. The patents were valued using the relief from royalty method, which considers both the market approach and the income approach. The assets will be amortized on a straight-line basis over their estimated useful life, ranging from 8-22 years per asset.

e)

Reflects an adjustment to goodwill and indefinite-lived intangible assets based on a preliminary fair value assessment of the Company’s indefinite-lived intangible assets. The estimated fair value of intangible assets is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from the preliminary determination, and such differences could be material. The indefinite-lived intangible assets identified represent in-process research and development (“IPR&D”).

f)

Reflects an adjustment to Long-term debt, less current portion for the amounts paid by the Company for Héra’s convertible bonds and existing third-party indebtedness as a component of purchase price. Amounts are subject to change based upon the closing of the Proposed Acquisition.

Description (in millions)	Amount
Héra convertible bond amount paid off as a component of purchase price	€212.9
Héra existing third-party indebtedness paid off as a component of purchase price	486.3
Héra accrued interest related to convertible bonds and third party indebtedness	143.5

Total amount of Long-term debt paid in purchase price (Euro)	€(842.7)

Pro forma adjustment to Long-term debt, less current portion (USD	$(958.3)

g)

Reflects deferred income tax liabilities resulting from preliminary fair value adjustments to intangible assets. The estimate of deferred tax liabilities was determined based on the book and tax basis differences of the net assets acquired using the prevailing France statutory tax rate, as (I) virtually all the intangibles are in France and (II) the difference in using another tax rate would not be material to the unaudited pro forma condensed combined financial information. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the Company’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction. In addition, the adjustment reflects the income tax benefit related to the deductible transaction costs.

h)	Reflects an adjustment to Total shareholders’ equity based on the following:

Description (in millions)	Preferred Shares	Ordinary Shares	AOCI	Retained Earnings	NCI	Notes
Elimination of Héra historical stockholders’ equity	$—	$(404.6)	$(0.6)	$229.9	$—	(i	)
Recognition of transaction costs	—	—	—	(49.1)	—	(ii	)
Insurance for representations and warranties	—	—	—	(10.4)	—
Income tax benefit	—	—	—	7.8

Total	$—	$(404.6)	$(0.6)	$178.2	$—

(i)	Adjustment for the elimination of Héra historical stockholders’ equity in relation to the Proposed Acquisition.
(ii)

Adjustment for anticipated transaction costs, including investment banking fees, accounting, tax and audit services, legal services, and consulting services, that are non-recurring and directly related to the Proposed Acquisition, but do not have a continuing impact. As a result, they are not included in the unaudited pro forma condensed combined statement of operations, but they are included in the unaudited pro forma condensed combined balance sheet through an adjustment to retained earnings.

7. Adjustments to the unaudited pro forma condensed combined statement of operations

Refer to the items below for reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of operations:

a)

Represents an adjustment to Cost of sales of $17.8 million for the year ended December 31, 2021 resulting from the run-off of the estimated step-up in fair value of inventory acquired. It is anticipated that this adjustment will not affect the pro forma condensed combined statement of operations beyond twelve months after the acquisition date. The estimated fair value is subject to change once Perrigo has sufficient information to complete the valuation.

b)

The newly acquired intangible assets, which consist of tradenames and trademarks, patents, IPR&D, and customer relationships, will be amortized on a straight-line basis over their expected useful lives. Trademarks & trade names have an average estimated useful life of 20 years, patents an estimated useful life of 8-22 years, IPR&D an indefinite useful life, and customer relationships an average useful life of 22 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on Héra’s historical intangible assets. Perrigo has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of expected economic benefit associated with the acquired intangible assets. Finalization of the acquisition accounting may result in material changes in the fair value of these intangible assets and/or the associated amortization expense. An increase or decrease of 10 percent in fair values would increase or decrease the amortization expense by approximately $10.6 million per annum. Any resulting change in the fair value would have a direct impact to future earnings via depreciation and amortization expense.

Description (in millions)	Notes		Estimated Fair Value (Euros)	Estimated Useful Life (years)	Year Ended December 31, 2021 (Euros)	Year Ended December 31, 2021 (USD)
Amortization expense for definite-lived intangible assets			€1,287.5	8-22	€64.2	$73.0
Less: Historical Héra amortization, adjusted	(i	)			(2.6)	(3.1)

Pro forma net adjustment to Administration					€61.6	$69.9

(i)

Historical Héra amortization includes the Depreciation & Amortization—Intangible Assets for each of the following cost centers: Cost of sales, Selling, Administration, Research and development, and Other operating expense (income). The removal of historical amounts above have been adjusted for €1.4 million of research and development intangible amortization, as this amount is already adjusted for in the IFRS to U.S. GAAP conversion adjustments detailed in Note 3.

c)

Subsequent to December 31, 2021, the Company incurred estimated additional transaction costs of $49.1 million in connection with the Proposed Acquisition that are not currently reflected in the historical financial statements of Perrigo and Héra, which consist of legal and consulting related fees. Additionally, the Company incurred approximately $10.4 million related to insurance fees for representations and warranties. Accordingly, an adjustment for $59.5 million was recorded within Other operating expense (income) in the unaudited pro forma combined statement of income as a one-time expense incurred within twelve months of the Proposed Acquisition.

d)	Represents an adjustment to historical Interest expense, net of $66.1 million to reflect the purchase of Héra’s convertible bonds and repayment of existing third-party indebtedness.

e)

Represents the income tax impact of the pro forma adjustments and historical Héra income utilizing the statutory income tax rate of 27.37% for items related directly to the Company and 27.37% for pro forma adjustments related directly to Héra.

f)

The pro forma basic and diluted earnings per share for the year ended December 31, 2021 is based on the basic and diluted weighted average shares of Perrigo. The pro forma and diluted earnings (loss) per share is calculated as follows:

Description (in millions, except per share data)	Year Ended December 31, 2021
Pro forma net income attributable to Perrigo	$(268.6)
Historical weighted-average number of common shares outstanding
Basic	133.6
Diluted	133.6
Pro forma weighted-average number of common shares outstanding
Basic	133.6
Diluted	133.6
Pro forma net income per common share
Basic	(2.01)
Diluted	(2.01)